Exhibit 5.1

June 19, 2015

RSP Permian, Inc.

3141 Hood Street, Suite 500

Dallas, Texas 75219

Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel for RSP Permian, Inc., a Delaware corporation (the “Company”), and RSP Permian, L.L.C., a Delaware limited liability company and a subsidiary of the Company (the “Guarantor”), with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantor on or about the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with (i) the issuance by the Company of up to $500,000,000 aggregate principal amount of its 6.625% Senior Notes due 2022 (the “New Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $500,000,000 aggregate principal amount of the Company’s outstanding 6.625% Senior Notes due 2022 (the “Outstanding Notes”) and (ii) the Guarantor’s guarantee (the “Guarantee”) of the payment of the New Notes set forth in Article 10 of the Indenture (as defined below) also being registered pursuant to the Registration Statement under the Securities Act. The New Notes will be issued under an Indenture, dated as of September 26, 2014 (the “Indenture”), among the Company, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”).  The Indenture provides that it, the Guarantee and the Notes are to be are to be governed by, and construed in accordance with, the laws of the State of New York.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Guarantor’s Certificate of Formation and Third Amended and Restated Limited Liability Company Agreement, the Registration Statement, the Indenture, the records of each of the Company and the Guarantor of corporate or limited liability company proceedings, as applicable, that have occurred prior to the date hereof with respect to the issuance of the New Notes and the Guarantee, and such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that: (i) all information contained in all documents reviewed by us is true and correct; (ii) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (iii) the Indenture will have been duly qualified under the Trust Indenture Act of 1939, as amended; (iv) the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement; (v) all signatures on all documents examined by us are genuine; (vi) all documents submitted to us as originals are authentic and all documents

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submitted to us as copies conform to the originals of those documents; (vii) the New Notes and the Indenture have been duly authorized, executed and delivered by the Trustee; and (viii) the status of the New Notes and the Indenture as legally valid and binding obligations of the parties is not affected by any (A) breaches of, or defaults under, agreements or instruments, (B) violations of statutes, rules, regulations or court or governmental orders, or (C) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

Based upon and subject to the foregoing, we are of the opinion that when the New Notes and the Guarantee have been duly executed and authenticated in accordance with the Indenture and issued and delivered as contemplated in the Registration Statement, (1) such New Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and (2) the Guarantee will constitute the valid and legally binding obligations of the Guarantor, enforceable against the Guarantor in accordance with its terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or at law).

We express no opinions concerning: (a) the validity or enforceability of any provisions contained in the Indenture or the New Notes that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived or rendered ineffective under applicable law; (b) the enforceability of indemnification or contribution provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws; or (c) the enforceability of provisions relating to severability.

The foregoing opinions are limited to the federal laws of the United States of America, the laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware (including all applicable statutory provisions and reported judicial decisions interpreting those laws), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.  This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.

Very truly yours,

/s/ Vinson & Elkins L.L.P.